UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2017

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21250	94-2615258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Howard Street, San Francisco, CA

94105

(Address of Principal Executive Offices, Including Zip Code)

(415) 278-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

Effective as of January 25, 2017, The Gymboree Corporation (the “Company”) elected John Belitsos to serve on the Company’s Board of Directors (the “Board”) in accordance with the Company’s bylaws. Mr. Belitsos has not been appointed to, and is not currently expected to be appointed to, any committees of the Board. Mr. Belitsos is a Principal at Bain Capital Private Equity, LP and will not receive compensation for his service on the Board.

The Company will enter into a standard form of indemnification agreement with Mr. Belitsos pursuant to which the Company will, among other things, indemnify Mr. Belitsos for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding arising out of his service as a member of the Board, or service to any of the Company, its subsidiaries or any other company or enterprise to which he provide services at the Company’s request, in accordance with the terms of such indemnification agreement.

Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Mr. Belitsos has a direct or indirect material interest. There are no arrangements or understandings between Mr. Belitsos and any other person pursuant to which he was selected as a director.

(e) Compensatory Arrangement with Chief Executive Officer

In connection with Mark Breitbard’s previously announced transition, the Company and its indirect parent company, Giraffe Holding Inc., entered into an amended and restated employment agreement with Mr. Breitbard. Pursuant to the agreement, effective as of February 1, 2017, Mr. Breitbard will serve as the Chairman of the Board and will also continue to serve as the Company’s Chief Executive Officer, until the earliest of November 30, 2017, Mr. Breitbard’s death, disability, termination of employment by the Company with or without cause, Mr. Breitbard’s voluntary resignation or the date on which a new Chief Executive Officer commences employment with the Company (the “Transition Date”).

During the term of the agreement, Mr. Breitbard will receive a base salary at an annualized rate of $867,000 for his services as our Chief Executive Officer, which will continue to be paid in accordance with the Company’s normal and customary payroll procedures. For his services as Chairman of the Board, he will also receive a monthly payment of $50,000 (the “Chairman Retainer”). Mr. Breitbard will be eligible for a cash bonus for the bonus period that ended on January 29, 2017, but not for periods thereafter. In lieu of his eligibility to receive a bonus for the bonus period beginning on January 30, 2017, and to retain Mr. Breitbard’s services during the term of the agreement, Mr. Breitbard will receive a service payment of $100,000 during each month of the term (each, a “Service Payment”). Upon the earlier of the Transition Date or the date Mr. Breitbard’s employment is terminated without cause, subject to his execution of a release in favor of the Company and compliance with restrictive covenants in his agreement, (i) if the Company has not paid him at least six monthly Chairman Retainer payments, the Company will pay him a lump sum equal to $300,000 minus the aggregate amount of all Chairman Retainer payments received by him (provided that he will also receive this amount if the Company terminates his services as Chairman during the term but he continues to serve as Chief Executive Officer), (ii) the Company will pay him the balance of any Service Payments that would otherwise have been made through November 30, 2017 and (iii) if he timely elects COBRA coverage, the Company will reimburse him for the full cost of COBRA premiums for 18 months after the date of his termination of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION

Date: January 31, 2017
	By:	/s/ ANDREW NORTH
Name: ANDREW NORTH
Title: Chief Financial Officer